UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Comstock Holding Companies, Inc.

(Name of Registrant as Specified In Its Charter)

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COMSTOCK HOLDING COMPANIES, INC.

April 30, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Comstock Holding Companies, Inc. (the “Company”) to be held at 10:00 a.m., local time, on June 21, 2013, at our principal executive offices at 1886 Metro Center Drive, Reston, VA 20190.

At the annual meeting, you will be asked to: (i) elect two directors to serve for a three-year term expiring at the 2016 annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal; (ii) ratify the appointment of our independent registered public accounting firm for 2013; (iii) approve, on a non-binding, advisory basis, the compensation of our executive officers (referred to as a “say-on-pay” vote); and (iv) cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors (the “Board”) unanimously recommends that stockholders vote in favor of the election of the nominated directors, the ratification of our independent registered public accounting firm, the compensation that we paid in 2012 to our executive officers, and holding the say-on-pay vote annually, or every year.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support and look forward to seeing you at the annual meeting.

Very truly yours,

Christopher Clemente
Chief Executive Officer and Chairman

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2013

The Annual Meeting of Stockholders of Comstock Holding Companies, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on June 21, 2013, at our principal executive offices at 1886 Metro Center Drive, Reston, VA 20190, for the following purposes:

1. To elect two directors to serve for a three-year term expiring at the 2016 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2013;

3. To cast a non-binding, advisory vote on the compensation of our executive officers;

4. To cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 29, 2013 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Reston, Virginia	Jubal R. Thompson
April 30, 2013	General Counsel and Secretary

COMSTOCK HOLDING COMPANIES, INC.

1886 Metro Center Drive, 4th Floor

Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Holding Companies, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on June 21, 2013 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our principal executive offices at 1886 Metro Center Drive, Reston, VA 20190. If you need directions to the meeting, please contact Judy Whitaker at 703-883-1700.

This proxy statement and form of proxy are first being mailed on or about May 15, 2013 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 29, 2013, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 17,941,621 shares of our Class A common stock and 2,733,000 shares of our Class B common stock. Each holder of Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting are present in person or represented by proxy at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers, so-called “broker non-votes.” Routine matters include the ratification of the appointment of our independent registered public accounting firm. In instances where brokers are prohibited from exercising discretionary authority, the shares they hold are not included in the vote totals. At this 2013 annual meeting, brokers will be prohibited from exercising discretionary authority with respect to Proposal 1, the election of directors, and each of Proposals 3 and 4, the non-binding, advisory votes related to executive compensation. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted in the election of directors or in the advisory votes related to executive compensation, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of this annual meeting. Because broker non-votes are not permitted for the election of directors or for each of the advisory votes related to executive compensation, they will have no effect on the vote for these matters. Broker non-votes will be counted toward the ratification of the appointment of our independent registered public accounting firm.

Assuming that a quorum is present, a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors will be required to elect each of the two director nominees to serve for a three-year term expiring at the 2016 annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. Stockholders may vote ‘‘for’’ all of the director nominees, ‘‘withhold’’ authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for another nominee.

For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, the affirmative vote of a majority of our issued and outstanding shares entitled to vote on the matter, present and voting, represented at the meeting in person or by proxy, will be required.

For Proposal 3, the non-binding, advisory vote on the compensation of our executive officers, the affirmative vote of a majority of our issued and outstanding shares entitled to vote on the matter, present and voting, represented at the meeting in person or by proxy, will be required. Voting for Proposal 3 is being conducted on a nonbinding, advisory basis and, therefore, the voting results will not be binding on our company, our board or our Compensation Committee although our Compensation Committee and board will consider the results of the voting on this proposal for future executive compensation decisions.

For Proposal 4, the non-binding, advisory vote on the frequency of future advisory votes on executive compensation, we are asking stockholders whether the non-binding, advisory vote on executive compensation should occur every year, every two years or every three years. The frequency option that receives the most votes in favor of such option on Proposal 4 at the annual meeting is the one that will be deemed approved by the stockholders. Voting on Proposal 4 is being conducted on a non-binding, advisory basis, and, therefore, the voting results will not be binding on our company, our board or our Compensation Committee, although our compensation committee and board will consider the results of the voting on this proposal for future advisory votes on executive compensation.

Stockholders may vote ‘‘for,’’ ‘‘against” or “abstain” from voting on proposals 2 and 3, stockholders may vote “1 year,” “2 years,” “3 years,” or “abstain,” on proposal 4. An abstention will not be considered “voting” on a particular proposal and a proxy marked “abstain” with respect to any proposal will not have any effect on the outcome of the vote on that proposal.

Whether or not a person plans to attend the annual meeting, he or she may vote by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose. If a person attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, (3) “for” the non-binding, advisory vote on our 2012 executive compensation, and (4) “for” annual voting, or a vote for every year, on the frequency of the non-binding, advisory vote on executive compensation.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2014 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission (“SEC”) must be received at our principal executive offices not later than January 15, 2014, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2014 annual meeting, other than one that will be included in our proxy statement, must notify us between February 21, 2014 and March 23, 2014, unless the date of the 2014 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2013 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by January 15, 2014 and such proposal is brought before the 2014 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2014 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Comstock Holding Companies, 1886 Metro Center Drive, 4th Floor, Reston, Virginia 20190, Attention: Corporate Secretary.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2012 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

ON JUNE 21, 2013

This proxy statement and our 2012 Annual Report to stockholders are available at www.comstockhomes.com/proxymaterial.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. Christopher Clemente and A. Clayton Perfall are in the class of directors whose term expires at the 2013 annual meeting, and Messrs. Clemente and Perfall have been nominated by our Board for re-election for three-year terms expiring in 2016. David M. Guernsey, James A. McCutcheon, and Robert P. Pincus are in the class of directors whose terms expire in 2014. Gregory V. Benson, Norman D. Chirite and Socrates Verses are in the class of directors whose terms expire in 2015.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Clemente and Perfall currently are directors of our Company. In the event that either nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board recommends a vote “FOR” the nominees named herein.

Nominees for Director Standing for Election

Christopher Clemente, 52, has been a director since May 2004. He founded our Company in 1985 and since 1992 he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 25 years of experience in all aspects of real estate development and home building, and over 30 years of experience as an entrepreneur. The Company believes that Mr. Clemente’s position as our Chief Executive Officer, his success as an entrepreneur and his depth of skill and experience in real estate development and home building, qualifies him as a member of our Board.

A. Clayton Perfall, 53, has been a director since December 2004 and is a member and Chairman of the Audit Committee of our Board. He currently serves as the Chief Executive Officer of Archway Marketing Services, Inc., a provider of outsourced marketing operations management services, a role he has held since 2008. Mr. Perfall has also served as director and chair of the Audit Committee of InVentiv Health, Inc. since 1999. From October 2001 through October 2008, Mr. Perfall served as Chief Executive Officer and member of the Board of AHL Services, Inc. Mr. Perfall served as President and Chief Executive Officer and member of the Board of Union Street Acquisition Corp. from July 2006 through September 2008. From September 1996 through September 2000, Mr. Perfall served as Chief Financial Officer of Snyder Communications, Inc. Prior to joining Snyder Communications, Mr. Perfall was a partner with Arthur Andersen LLP. Mr. Perfall received his BBA from the College of William & Mary. The Company believes that Mr. Perfall’s significant executive-level experience, corporate finance and public accounting background, qualifies him as a member of our Board.

Continuing Directors with Terms Expiring in 2014

David M. Guernsey, 65, has been a director since December 2004 and is a member of the Compensation Committee of our Board. Mr. Guernsey is founder and CEO of Guernsey Office Products, Inc., one of the largest independent office products dealers in the United States. Mr. Guernsey is on the national board of The National Federation of Independent Business (NFIB) serving as Chairman. NFIB is the Nation’s largest member based small business association. Mr. Guernsey has served on the Virginia Commerce Bancorp, Inc. Board since 1989, currently serving as Chairman. The Company believes that Mr. Guernsey’s qualifications to serve as a director include his extensive experience with public companies, broad management and market expertise and his success as an entrepreneur.

James A. MacCutcheon, 61, has been a director since December 2004 and is a member of the Audit Committee of our Board. Mr. MacCutheon is a private investor and advisor to public and private businesses. Mr. MacCutcheon currently serves on the Board of Directors of SunBridge Capital Management, LLC, served as the President and Chief Executive Officer of Sunburst Hospitality Corporation from September 2000 until July 2007, and served as Sunburst’s Executive Vice President and Chief Financial Officer from 1997 to 2000. Sunburst Hospitality Corporation was taken private in a transaction led by Mr. MacCutcheon in 2001. Prior to 1997, Mr. MacCutcheon served as Chief Financial Officer for two different public companies and was an audit partner in a Big 8 public accounting firm. The Company believes that Mr. MacCutcheon’s executive management, financial and public accounting experience, across a variety of industries, adds significant value and diversity to our Board and qualifies him as a member of our Board.

Robert P. Pincus, 67, has been a director since June 2005 and is a member of the Audit Committee of our Board. Mr. Pincus serves as Vice Chairman of EagleBank and Eagle Bancorp, located in Bethesda, Maryland. Prior to joining EagleBank in August 2008, upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”) and its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”), Mr. Pincus served as Chairman of F&T Bank from 2005. He presently serves as Chairman of the Board of Blackstreet Capital Partners, LP and Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, D.C. Metro Region, and was Regional President from 1998 to 2002. From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, D.C. From 1986 to 1991, Mr. Pincus was the regional president of the D.C. metropolitan region of Sovran Bank. From 1971 to 1986, Mr. Pincus was with D.C. National Bancorp, Inc., where he eventually rose to become President and Chief Executive Officer, prior to its merger with Sovran Bank. Mr. Pincus is a Trustee of the University of Maryland Foundation, Inc. He has previously served as CEO of two different community banks and as a senior executive for major regional and national banks. He has a strong background in many facets of the financial services industry, as well as mergers and acquisitions. The Company believes that Mr. Pincus’ wealth of experience in commercial and investment banking qualifies him as a member of our Board.

Continuing Directors with Terms Expiring in 2015

Gregory V. Benson, 58, has been a director since May 2004. He became our President and Chief Operating Officer in 1991. Mr. Benson has over 40 years of home building experience including over 15 years at national home builders, including NVHomes, Ryan Homes and Centex Homes. The Company believes that Mr. Benson’s extensive experience in real estate development and homebuilding and his position as our Chief Operating Officer qualifies him as a member of our Board.

Norman D. Chirite, 51, has been a director and a member of the Compensation Committee of our Board since March 2006. Since October 2006, Mr. Chirite has served as Managing Director for RedZone Capital Management Company, a private investment management company. He served as Executive Vice President and General Counsel of Washington Football Inc. from August 2002 until October 2005. Mr. Chirite previously was a partner at Weil, Gotshal & Manges LLP in New York City, where he practiced corporate law from 1987 until 2000. From 2004 until 2008, Mr. Chirite was a trustee of Connors Brothers Income Fund, a publicly traded Canadian income trust. The Company believes that Mr. Chirite’s extensive background in corporate and securities law qualifies him as a member of our Board.

Socrates Verses, 56, has been a director since June 2005 and is a member and Chairman of the Compensation Committee of our Board. Since 2009, Mr. Verses has served as Chief Executive Officer and as a director for Codekko Software, an innovator in web application software. Mr. Verses was the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, from 2001-2008. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for Recognition Equipment Incorporated. The Company believes Mr. Verses’ extensive executive-level experience in technology and business development qualifies him as a member of our Board.

Information Relating to Corporation Governance and the Board

Our Board has determined, after considering all relevant facts and circumstances, that Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Pincus and Verses are independent directors, as “independence” is defined in the Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our Board to appoint among its members one or more committees, each consisting of one or more directors. Our Board has established two standing committees: an Audit Committee and a Compensation Committee. The Board does not have a standing nominating committee. It is the Board’s view, given its relatively small size and majority of independent directors that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board by a majority of the independent directors. The qualities and skills sought in prospective members of the Board generally require that director candidates be qualified individuals who, if added to the Board, would provide the mix of sound business judgment, business experience, corporate perspectives and skills appropriate for us. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience with and knowledge of corporate governance practices, and (v) expertise in an area relevant to us. Although we do not have a formal diversity policy, the Board considers, among other attributes, diversity of gender, professional experience and skills of the director candidates. Such persons should not have commitments that would conflict with the time commitments of being one of our directors.

The Board does not have a specific policy for consideration of nominees recommended by security holders due to the fact that a significant degree of voting control relative to the Company’s outstanding equity securities is maintained by two individuals who are executive officers and directors. However, security holders can recommend a prospective nominee for the Board by writing to our corporate secretary at our corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders.

In addition to the above procedures, our bylaws provide that a stockholder may propose a director candidate to be considered and voted on at an annual meeting of stockholders by providing notice thereof to our corporate secretary not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of our notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. This notice provided by a stockholder to our corporate secretary must set forth certain information relating to the proposed nominee as required by our bylaws. The chairman of the meeting will determine that a nomination set forth by such stockholder is in accordance with the procedures set forth in the bylaws and may determine that such nomination is defective and therefore disregarded.

We pay no fees to third parties for evaluating or identifying potential nominees.

Our Board has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board. Our Board has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees; our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC regulations or the Nasdaq Market Rules. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board or specific members of our Board, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Comstock Holding Companies, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee also provides assistance to our Board with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our audit function, internally, if any, and by our independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting processes and audits of our financial statements on behalf of our Board. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; reviews our accounting and financial controls with the independent registered public accounting firm and our financial accounting staff.

The Audit Committee currently consists of Messrs. MacCutcheon, Perfall and Pincus, each of whom is an independent director of our Company under the Nasdaq Marketplace Rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Perfall (whose background is detailed above) qualifies as an “Audit Committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board for determination, the compensation of our Chief Executive Officer and other executive officers, and discharging the responsibilities of our Board relating to our compensation programs and compensation of our executives. The Compensation Committee also decides equity grants to executives under our equity incentive plans. The Chief Executive Officer determines the compensation and equity grants in consultation with the Compensation Committee for all non-executive employees. The Compensation Committee currently consists of Messrs. Chirite, Guernsey, and Verses. Mr. Verses serves as Chairman of the Compensation Committee.

Board and Committee Meetings

Our Board held a total of four (4) meetings in-person meetings during the fiscal year ended December 31, 2012. During the fiscal year ended December 31, 2012, the Audit Committee held four (4) meetings and Compensation Committee held one (1) meeting. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board, and (ii) the total number of meetings held by all Committees of our Board on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders, and all members of the Board attended the 2012 annual meeting.

Board Leadership Structure and Role in Risk Oversight.

Our Board has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees led by independent directors. The Board believes that this leadership structure is the most effective for the Company at this time. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees and customers, particularly during periods of turbulent economic and industry conditions. The Board also believes there is a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors, although the Company does not have a lead independent director.

The Board believes that its current leadership structure allows the directors to provide effective oversight of the Company’s risk management strategies by receiving and approving recommendations prepared by our executive officers. The Audit Committee, comprised solely of independent directors, assists the Board in fulfilling its oversight responsibilities by periodically reviewing and making recommendations to the Board regarding the adequacy and effectiveness of the Company’s risk management and related programs and activities. Mr. Clemente, the Chairman of the Board, attends Audit Committee meetings and is appropriately positioned to include risk management issues on the agenda for Board meetings as circumstances warrant. As appropriate, the Board receives recommendations from the Chairman of the Audit Committee regarding significant risks or exposures and the steps management has taken to minimize such risk to the Company. In addition, the Audit Committee also regularly communicates with the independent Chairmen of the Compensation Committee regarding the risks within that committee’s areas of responsibility. The Company believes that this leadership structure promotes effective Board oversight of risk management because, while the Chief Executive Officer is ultimately accountable for the management of the Company’s risks, Board committees, each chaired by an independent director, actively monitor the Company’s risk management program, and are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of responsibility.

Compensation Risks

Management and the Compensation Committee have considered and discussed risks inherent in our business and compensation arrangements and have concluded that the risks associated with our compensation practices and policies are not likely to have a material adverse effect on the Company.

Director Compensation

In 2012, we compensated our non-employee directors with an annual retainer fee of $42,500. Our non-employee directors earned an additional $7,500 to serve on the Audit Committee and $5,000 to serve on the Compensation Committee. In addition, the chairman of the Compensation Committee, the chairman of the Audit Committee and the Audit Committee designated financial expert each earned $5,000. We offered our non-employee directors the option to receive all or a portion of their 2012 director compensation in the form of shares of Class A common stock, vesting on December 31, 2012. Other than pursuant to such election, we did not grant any equity awards to our directors during 2012. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table details the compensation earned by our non-employee directors in 2012:

Name	Total Fees Earned (1)($)
Norman D. Chirite(4)	47,500
Socrates Verses(2)(4)	52,500
A. Clayton Perfall (3)(5)	60,000
David M. Guernsey(4)	47,500
James A. MacCutcheon(5)	50,000
Robert P. Pincus(5)	50,000

(1)	Includes annual retainer, chairman and committee participation fees earned in 2012. To compensate our directors for their 2012 services, we made cash payments and/or issued them the equivalent value in shares of our Class A common stock, based on a closing price of the price of the stock on April 16, 2012, the date of election. Messrs. Chirite, Verses, Perfall and MacCutcheon elected to receive 100% of their fees in the form of shares of Class A common stock, in the following amounts: 31,667, 35,000, 40,000, and 33,333, respectively. Mr. Guernsey elected to receive 50% of his fees in the form of 15,834 shares of Class A common stock and 50% in cash ($23,750). All shares received in lieu of cash were fully vested on December 31, 2012.

(2)	Mr. Versus served as the chair of the Compensation Committee.

(3)	Mr. Perfall served as the chairman and the designated financial expert of the Audit Committee.

(4)	Mssrs. Chirite, Guernsey, and Verses served on the Compensation Committee.

(5)	Messrs. MacCutcheon, Perfall, and Pincus served on the Audit Committee.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the fiscal years ended December 31, 2012 and 2011. Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2013. Our organizational documents do not require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain PricewaterhouseCoopers LLP. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2013.

The aggregate fees billed by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Audit-Related Fees(1)	$243,000	$170,668
Tax Fees(2)	66,250	61,500
Other Fees(3)	60,023	15,400

Total	$369,273	$247,568

(1)	Fees incurred for information technology review, section 382 analysis and other consulting services.

(2)	Tax fees represent amounts billed for tax compliance and advisory services.

(3)	Other fees includes consulting fees related to execution and monitoring of “ownership changes” as defined under Section 382 of the Internal Revenue Code and consultation over prospective information systems.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations. To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit-Related Fees,” “Tax Fees” and “Other Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal years December 31, 2012 and 2011 with management. The Audit Committee also reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company. The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with the independent registered public accounting firm its independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the registered public accounting firm. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee also approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Respectfully submitted by the Audit Committee,

A. Clayton Perfall, Chair

James A. MacCutcheon

Robert P. Pincus

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders a non-binding, advisory vote to approve the compensation of our executive officers.

The Compensation Committee will review the results of the vote carefully. Depending upon the results of that review, the Compensation Committee will take such action, if any, as it deems appropriate. Because this vote is advisory, it is not binding on the Company, the Compensation Committee or the Board of Directors.

Before you vote on the resolution below, please read the “Summary Compensation Table” together with the related narrative disclosure and footnotes, in this Proxy Statement. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, is hereby APPROVED.”

Our executive compensation program is comprised principally of salary, equity and performance-based cash compensation, designed to align compensation of our executives with stockholder value and financial performance and to achieve a balanced package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance and contributions. The Company regularly reviews its compensation programs and the overall compensation package paid to each of its executive officers to assess risk and to ensure that the program is structured appropriately in order to attain the Company’s strategic goals.

For the above reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote, among other factors, when determining future compensation arrangements for our executive officers.

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR this proposal.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF EXECUTIVE

COMPENSATION ADVISORY VOTES

In Proposal 3 (referred to as a “say-on-pay” vote), the Board is asking stockholders to cast an advisory vote for the compensation that we paid in 2012 to our executive officers, as disclosed in this Proxy Statement. The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to indicate their preference, on a non-binding, advisory basis, at least once every six years, as to how frequently we should seek an advisory vote to approve the compensation of our executive officers.

In this Proposal 4, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting. The Board is asking stockholders to cast a non-binding, advisory vote for the ONE-YEAR option on the following resolution:

“RESOLVED, that the stockholders of the Company recommend, in a non-binding vote, whether an advisory vote to approve the compensation of the Company’s executive officers should occur every one, two or three years.”

The Board of Directors believes that say-on-pay votes should be conducted every year so that stockholders may express their views on our executive compensation program. This vote, like the say-on-pay vote itself, is non-binding, but the Compensation Committee and the Board will consider the outcome of the vote, among other factors, when determining the frequency of future say-on-pay votes.

The Board of Directors unanimously recommends that the Company’s stockholders vote for the ONE-YEAR option as the frequency of the advisory vote on executive compensation.

EXECUTIVE OFFICERS

Executive Officers of the Company

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Messrs. Christopher Clemente and Gregory V. Benson can be found above under Proposal 1 Election of Directors):

Joseph M. Squeri, 47, has served as our Chief Financial Officer since August 2010. Mr. Squeri has more than a decade of public company leadership experience in corporate finance, strategic planning, accounting and operations. From October 2008 to August 2010, Mr. Squeri served as an independent financial and business consultant to privately held companies. From January 2008 to September 2008, Mr. Squeri served as the Executive Vice President-Chief Financial Officer and Treasurer of the Federal Realty Investment Trust (NYSE: FRT) with responsibility for capital markets, financial reporting and investor relations functions. From 1997 through 2007, Mr. Squeri served in a variety of positions at Choice Hotels International (NYSE: CHH), including chief financial officer starting in 1999, and then more significant operating roles culminating his position as president and chief operating officer. Mr. Squeri is a certified public accountant.

Jubal R. Thompson, 43, has served as our General Counsel since October 1998 and our Secretary since December 2004. Mr. Thompson has significant experience in areas of real estate acquisitions and dispositions, real estate and corporate finance, corporate governance, mergers and acquisition and risk management.

Employment Arrangements with Executive Officers

Christopher Clemente and Gregory V. Benson each serve pursuant to the terms of executive employment agreements dated as of December 17, 2004. Mr. Clemente’s agreement has an initial term of five years, and Mr. Benson’s has an initial term of four years. Each agreement is automatically extended for successive one-year periods on each one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreements, Mr. Clemente’s and Mr. Benson’s minimum annual salary is $550,000, subject to potential increase by our Board from time to time, and each is eligible for a cash bonus of not more than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. However, Messrs. Clemente and Benson are only eligible for up to 50% of their base salary for the year ending December 31, 2012. Mr. Clemente and Mr. Benson are also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. In 2006, our Board increased the minimum annual salary payable to Mr. Clemente to $700,000. To assist the Company with meeting its obligations, beginning January 1, 2009, Mr. Clemente and Mr. Benson volunteered to have their base salaries reduced to their current levels of $548,000 and $376,000, respectively.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of the agreement. Mr. Benson has agreed not to compete with us during the term of his employment and for 18 months after the termination of the agreement. Each of Mr. Clemente’s and Mr. Benson’s employment agreements and non-competition agreements allow them to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings as residential lots intended for construction of for-sale residential dwellings, provided, however, that any such development by any entity in which Mr. Clemente or Mr. Benson, as applicable, has a controlling interest or decision-making power, must first be offered to the Company at a fair market value price; and (iii) secured real estate lending to unrelated third parties. In addition, each has agreed not to (i) engage in any for-sale residential construction activities in any of our then existing markets or in any market that we then plan to enter within six-months; or (ii) solicit our employees or certain other third parties for 24 months, in the case of Mr. Clemente, and 18 months, in the case of Mr. Benson.

Joseph M. Squeri serves as the Chief Financial Officer of the Company pursuant to the terms of an executive employment agreement dated August 17, 2010. The initial term of his agreement is for three years and will automatically be extended for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Squeri’s minimum annual salary is $250,000, subject to potential increase by the Board from time to time. Mr. Squeri is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Squeri is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. Mr. Squeri has agreed not to compete with us during the term of his employment and for twelve months after the termination of the agreement.

Jubal R. Thompson serves as the General Counsel and Secretary of the Company pursuant to the terms of an executive employment agreement dated August 29, 2006. The initial term of his agreement was for three years and will automatically be extended for successive one-year periods on each one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Thompson’s minimum annual salary was originally $200,000, subject to potential increase by the Board from time to time. Pursuant to the original employment agreement, Mr. Thompson was eligible to receive a cash bonus of not less than 75% of his then-current salary, based upon the satisfaction of certain performance criteria. In 2010, our Board increased the minimum annual salary payable to Mr. Thompson to $250,000. Mr. Thompson is entitled to receive an annual cash bonus of up to fifty percent (50%) of his minimum annual salary based upon the satisfaction of certain performance criteria, also subject to potential increase by the Board from time to time. Mr. Thompson is also eligible to receive awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time.

Summary Compensation Table

Because the Company qualifies as a “smaller reporting company,” under SEC rules, only our chief executive officer and next two highest paid executive officers are considered “named executive officers” for purposes of this proxy statement. The following table sets forth the compensation paid to the Company’s named executive officers for the fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
Christopher Clemente	2012	548,000		—	271,500	—	819,500
Chairman of the Board and Chief Executive Officer (PEO)	2011	548,000	(1)	200,000	524,000	—	1,272,000
Gregory V. Benson	2012	365,000		—	181,000	—	546,000
Chief Operating Officer	2011	376,000	(1)	150,000	393,000	—	919,000

Joseph Squeri(3)	2012	250,000		—	181,000	—	431,000
Chief Financial Officer	2011	250,000		150,000	311,248	141,000	852,248

(1)	Mr. Clemente and Mr. Benson deferred fifty percent of their salaries as of January 1, 2010, and Mr. Benson reduced his deferral to thirty-five percent of his salary in April 2010. These deferrals ended on May 1, 2011 and all deferred compensation was paid in full in the third quarter of 2011.

(2) Each of Messrs. Clemente, Benson, and Squeri were granted 150,000, 100,000, and 100,000 shares of restricted stock, respectively, in 2012. Each of Messrs. Clemente, Benson and Squeri were granted 400,000, 300,000 and 200,000 shares of restricted stock, respectively, in 2011. This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for such stock awards. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant.

(3)

Mr. Squeri was granted 100,000 options in 2011 at an exercise price of $1.08. This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (excluding forfeiture estimates) for such grant of stock options. The methodologies and assumptions utilized in the valuation of this awards is set forth in Note 14 to our Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table sets forth the equity awards held by the named executive officers as of December 31, 2012.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(3)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(6)
Christopher Clemente	25,000	(1)	20,000	(1)	1.36	12/31/17	300,000	(4)	348,000
Gregory V. Benson	—		—		—	—	250,000	(5)	290,000
Joseph Squeri	125,000		75,000	(2)	1.39	8/18/20	200,000		232,000

(1)	Reflects stock options issued to Tracy Schar, Mr. Clemente’s wife, an employee of the Company, including 5,000 options that vest on March 31 of each of 2013, 2014, 2015, and 2016.

(2)	25,000 options vest on August 18 of each of 2013, 2014 and 2015.

(3)	Reflects weighted-average exercise price of options granted.

(4)	Reflects shares of restricted stock that vest as to 75,000 shares on December 31 of each of 2013 and 2014 and 37,500 shares on March 31 of each 2013, 2014, 2015 and 2016.

(5)	Reflects shares of restricted stock that vest as to 50,000 shares on December 31 of each of 2013 and 2014 and 25,000 shares on March 31 of each 2013, 2014, 2015 and 2016.

(6)	Based on the closing price of per share of the Class A common stock on December 31, 2012 ($1.16), the last trading day of the 2012 fiscal year.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Pursuant to Messrs. Clemente and Benson’s employment agreements, if such executive’s employment is terminated without cause or if such executive resigns for good reason, each as defined in the agreement, such executive is entitled to continue to receive his then-current salary for 24 and 18 months, respectively. Messrs. Clemente and Benson will also be entitled to receive a cash payment in an amount equal to two times and one and one half times, respectively, 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of such executive’s then-current salary or (ii) the end of the fiscal year in which the termination occurs. In the event we terminate such executive without cause or such executive resigns for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, each executive is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Pursuant to Mr. Squeri’s employment agreement, if his employment is terminated without cause or if he resigns for good reason, each as defined in the agreement, Mr. Squeri is entitled to continue to receive his then-current salary for 12 months. Mr. Squeri will also be entitled to receive a cash payment in an amount 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of his then-current salary or (ii) the end of the fiscal year in which the termination occurs. In the event we terminate Mr. Squeri without cause or Mr. Squeri resigns for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, Mr. Squeri is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

The following table describes the potential payments and benefits to which our executive officers would be entitled upon the happening of the following events: (i) a change of control of Comstock (with no termination of employment) and (ii) a termination without cause or resignation for good reason. Calculations for this table are based on the assumption that the triggering event took place on December 31, 2012.

	Change of Control		Change of Responsibilities
Name	Cash	Acceleration of Stock Awards	Cash	Acceleration of Stock Awards
	$	$	$	$
Christopher Clemente	1,096,000	—	1,096,000	—
Gregory Benson	597,000	—	597,000	—
Joseph M. Squeri	300,000	—	300,000	—

CERTAIN RELATIONSHIPS

Other than the transactions described below, from January 1, 2011 through December 31, 2012, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 or 1% of the average of the Company’s total assets as of December 31, 2011 and December 31, 2012. and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We believe that all of these transactions are on terms that are comparable to or not less favorable than terms that would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms that would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer and/or our General Counsel, assuming they are not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transaction.

On December 31, 2009, the Company, through an affiliate, Comstock Property Management, L.C., entered into a three-year lease for approximately 7,620 square feet of office space for its corporate headquarters at 1886 Metro Center Drive, Reston, Virginia from Comstock Asset Management, L.C., an affiliate wholly-owned by our Chief Executive Officer. On September 19, 2012, the Company amended the lease for an additional 2,436 square feet of office space, or a total 10,056 square feet, for its corporate headquarters, with an effective date of July 1, 2012. For the years ended December 31, 2012 and 2011, total payments made under this lease agreement were $246,000 and $203,000, respectively.

On December 23, 2009, Stonehenge Funding, LC (“Stonehenge”), an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company, completed the purchase of a senior unsecured note (the “JP Morgan Debt”) from JP Morgan Ventures (“JPMV”) in the then outstanding amount of approximately $9.0 million, plus accrued and unpaid interest. The purchase of the JP Morgan Debt resulted in the transfer to Stonehenge of a warrant previously issued to JPMV for the purchase of 1.5 million shares of the Company’s Class A Common Stock with a strike price of $0.07 per share (the “JP Morgan Warrant”). Gregory V. Benson, the Company’s Chief Operating Officer and President, subsequently purchased a participation interest in the JP Morgan Debt and the JP Morgan Warrant from Stonehenge. On February 12, 2010 the Company entered into a modification agreement to modify the terms of the Company’s senior unsecured note with Stonehenge (the “Modification Agreement”). Under the terms of the Modification Agreement, Stonehenge agreed to forgive $4.5 million of the principal balance due from the Company under the JP Morgan Debt, reducing the principal balance by 50% to $4.5 million. Stonehenge also agreed to forgive an additional amount due from the Company of approximately $875,000, representing all past due interest, late fees and penalties accruing through December 31, 2009 under the JP Morgan Debt. Stonehenge further agreed to reduce the interest rate, effective January 1, 2010, by 50% to 300 basis points above the one year LIBOR on a floating basis. In addition, to ensure the Company’s ability to comply with certain restrictions placed upon the Company by KeyBank and Guggenheim in connection with previously announced loan modifications enhancing cash flow to the Company, Stonehenge agreed to allow all future interest payments due from the Company under the JP Morgan Debt to accrue until at least 90 days after KeyBank and Guggenheim have been fully repaid. In connection therewith, Stonehenge may, on a quarterly basis, elect to accept stock of the Company (or warrants for the purchase thereof) with a cumulative value equal to the value of the scheduled interest payment in lieu of accruing a future quarterly interest payment. For the years ended December 31, 2012 and December 31, 2011, no elections were made and no warrants were issued under the agreement. The KeyBank debt was fully repaid on February 2, 2011. The Guggenheim debt was fully repaid upon funding of the SunBridge Penderbrook Loan on October 5, 2011. On July 24, 2012, the Company and Stonehenge entered into an agreement extending the maturity of the debt to July 20, 2013. On March 14, 2013, Stonehenge entered into an extension agreement of the Amended and Restated Senior Note with the Company to extend the maturity date of the financing arrangement to January 1, 2016. There have been no interest payments made in 2011 or 2012. As of December 31, 2012, $5,041,000 remains outstanding on the JP Morgan Debt.

On February 11, 2011, Comstock Services, L.C., a subsidiary of the Company, entered into an Owner-Contractor Agreement with CRS Construction Services, L.C., an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company, to perform paving and certain site improvement work to property in Reston, Virginia which is owned by Fairfax County, Virginia. The contract sum was for approximately $1 million and the work was completed in April 2011.

Comstock Services, L.C., a subsidiary of the Company, entered into a Subcontract Agreement with Davis Construction, LLC to perform sitework and land development for a project known as Loudoun Station in Loudoun County, Virginia. Comstock Partners, L.C., an entity wholly-owned by Christopher Clemente, the Chairman and Chief Executive Officer of the Company, is the owner of the Loudoun Station project. The total contract value is estimated to be approximately $5 million and the project was completed in October 2012. The revenue associated with this project is included in ‘Revenue-other’ in the consolidated statement of operations. For the years ended December 31, 2012 and 2011, the Company recognized $1.4 million and $3.8 million of revenue, respectively, under this contract. The Company was owed $1.3 million and $1.0 million at December 31, 2012 and 2011, respectively, under this contact, which is included in ‘Trade receivables’ in the consolidated balance sheet. For the years ended December 31, 2012 and 2011, total payments made under the Subcontract Agreement were $525,000 and $92,000, respectively.

Pursuant to a Credit Enhancement Agreement by and between Comstock Holding Companies, Inc. and Gregory Benson, the Chief Operating Officer and President of the Company, and Christopher Clemente, the Chairman and Chief Executive Officer of the Company (each, a “Guarantor”), the Guarantors have agreed to provide credit enhancement and the personal guarantee of loans with Cardinal Bank and Eagle Bank in exchange for payment by the Company of a credit enhancement fee. As a result of this credit enhancement the Guarantors on an aggregate basis are entitled to a credit enhancement fee calculated at a rate of four percent (4%) per annum based on an agreed upon formula. One-half of the credit enhancement fee is payable monthly, in arrears, and the remaining half is deferred and payable on an annual basis. During the year ended December 31, 2012 and 2011, the Company made guarantee payments under this agreement of approximately $130,000 and $254,000.The financing with SunBridge eliminated the need for personal guarantees on the applicable projects and accordingly this agreement was terminated on July 12, 2011 with respect to the fees paid on the Eagle Bank loan. On March 7, 2012, the Cardinal Bank loan was repaid and, accordingly, the agreement was terminated with respect to the fees paid on the Cardinal Bank loan. Messrs. Clemente and Benson periodically provide personal guaranties for the Company for which a credit enhancement fee could be charged. However, no fees were charged for the year ending December 31, 2012.

On February 23, 2009, Comstock Homes of Washington, L.C., a wholly-owned subsidiary of the Company, entered into a Services Agreement with Comstock Asset Management, L.C., an entity wholly-owned by the Chief Executive Officer, to provide services related to real estate development and improvements, legal, accounting, marketing, information technology and additional support services. Pursuant to the Services Agreement, the Company shall not be responsible for any out-of-pocket or third party costs associated with the services provided. For the years ended December 31, 2012 and 2011, the Company billed Comstock Asset Management, L.C. $525,000 and $92,000, respectively, for services and out-of-pocket expenses incurred. Revenues from this arrangement are included within ‘Revenue – other’ within the statement of operations.

On January 31, 2011, Comstock Cascades II, L.C., a subsidiary of the Company (“Cascades II”) entered into a private placement for the sale of membership interests in Cascades II whereby Cascades II raised working capital in the amount of $2.35 million (the “Private Placement”) related to the planned construction of the Cascades Apartments. Proceeds of the Private Placement were utilized (i) to provide sufficient capital needed to secure project financing for the Cascades Apartments, (ii) to retire a portion of the existing indebtedness, and (iii) to reimburse the Company for prior expenditures incurred on behalf of the project. In March 2012, upon completion of the sale of the Cascades Apartments, the Company repaid the participants in the Private Placement $2.94 million, including the preferred returns, in full. Participants in the Private Placement included unrelated third party investors along with certain related parties as follows:

Related Party:	Amount Contributed:
Investor Management, L.C.	$500,000
Norman D. Chirite	$200,000
James A. MacCutcheon	$250,000
Joseph M. Squeri	$200,000
Jubal Thompson	$50,000
James H. and Margaret Thompson	$100,000

Procedures for Approval of Related Person Transactions

Our policy for the review and approval of transactions between us and related persons is set forth in our Corporate Governance Guidelines. Pursuant to our Corporate Governance Guidelines, it is the responsibility of our independent directors to review and make recommendations to the full Board concerning all related party transactions (as specified in Item 404 of Regulation S-K).

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on March 31, 2013, by (1) each director and named executive officer of our Company, (2) all directors and executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2013, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	Class A Common Stock(1)		Class B Common Stock		Beneficial Ownership of Class A and Class B Common Stock Combined
Name of Beneficial Owner	Number	Percent of Class	Number	Percent of Class	Economic (%)	Voting (%)(1)
Named Executive Officers and Directors
Christopher Clemente(2)	3,064,618	16.98%	1,366,750	50.00%	21.32%	40.12%
Gregory V. Benson(3)	1,649,890	9.19%	1,366,750	50.00%	14.59%	37.78%
Joseph Squeri	537,594	2.96%	—	—	2.58%	*
A. Clayton Perfall	338,753	1.89%	—	—	1.64%	*
James A. MacCutcheon	238,684	1.33%	—	—	1.15%	*
Norman D. Chirite	222,984	1.24%	—	—	1.08%	*
Socrates Verses(5)	247,569	1.38%	—	—	1.20%	*
David M. Guernsey	163,761	*	—	—	*	*
Robert Pincus(4)	110,140	*	—	—	*	*
All directors and executive officers as a group (10 persons)	7,333,220	40.65%	2,733,500	100.00%	48.49%	82.35%
Other 5% holders
Royce and Associates(6)	1,711,440	9.54%	—	—	8.28%	2.92%
Prescott Group Aggressive Small Cap Master Fund, GP(7)	1,787,141	9.96%	—	—	8.64%	3.05%

*	Less than 1% of the outstanding shares of common stock

(1)	Does not include shares of Class A common stock issuable upon conversion of Class B common stock. Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to fifteen votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be provided in our certificate of incorporation or as required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(2)	Includes the following held by Mr. Clemente’s wife, Tracy Schar: 166,891 shares of Class A common stock including exercisable stock options to purchase 30,000 shares and warrants of 25,000 shares of Class A common stock. 69,333 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by FR54, LLC, an entity that is owned by Mr. Clemente and his wife. Warrants of 55,000 shares and 60,000 shares are held in various trusts for the benefit Mr. Clemente’s children. Mr. Clemente is the custodian for each trust.

(3)	350,083 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by Clareth LLC, an entity that is wholly owned by Mr. Benson.

(4)	9,676 shares are held by RLR Investment Management, LLC, an entity that is owned by Mr. Pincus.

(5)	Includes 2,000 shares of Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership. The shares are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts.

(6)	Royce & Associates, LLC. 745 Fifth Avenue, New York, NY 10151.

(7)	Prescott Group Capital management, L.L.C. 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2012, regarding compensation plans under which the Company’s equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)(2)	Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders (1)	903,000	$1.09	1,351,550
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	903,000	$1.09	1,351,550

(1)	Includes the Company’s current Amended and Restated 2004 Long-Term Incentive Compensation Plan.

(2)	Includes shares issuable pursuant to the exercise of stock options, but does not include outstanding shares of restricted stock.

(3)	The Company does not have any equity compensation plans that have not been approved by the stockholders.

Compensation Committee Interlocks and Insider Participation

As noted above, during 2012, our Compensation Committee consisted of Messrs. Chirite, Guernsey and Verses. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2012, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except with the exception of late Form 4 filings by directors Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Verses, Benson, Clemente, Squeri and Thompson on June 4, 2012, all of which contained one transaction apiece which was not reported on a timely basis.

Incorporated by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in this section shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Matters

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

Dated: April 30, 2013

COMSTOCK HOLDING COMPANIES, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Comstock Holding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated May 15, 2013, and hereby appoints Jubal R. Thompson, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of Comstock Holding Companies, Inc. to be held on Thursday, June 21, 2013, at 10:00 a.m., local time, at1886 Metro Center Drive, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card. If you need directions to the meeting, please contact Judy Whitaker at (703) 883-1700.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK HOLDING COMPANIES, INC.

June 21, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.comstockhomes.com/proxymaterial

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED.

				For	Against	Abstain
1.	Election of directors ¡ Christopher Clemente ¡ A. Clayton Perfall	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2013.	☐	☐	☐

☐	FOR ALL NOMINEES

		3.	Approve on a non-binding, advisory basis the resolution approving the compensation of our executive officers.	☐	☐	☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		The Board of Directors recommends you vote 1 YEAR on the following proposal:
				1 Years	2 Years	3 Year	Abstain

☐	FOR ALL EXCEPT (See instructions below)	4.	Approve on a non-binding, advisory basis the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

		☐	Please check this box if you plan to attend the annual meeting of shareholders despite submission of this Proxy.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: —		THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013, “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, “FOR” ANNUAL VOTING ON EXECUTIVE COMPENSATION, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Dated:	, 2013	Signature of Other	Title (s)
Shareholder (if held jointly)

    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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